ICU MEDICAL, INC.
951 Calle Amanecer
San Clemente, California 92673-6213

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 11, 2012

The 2012 Annual Meeting of Stockholders of ICU Medical, Inc. (the ''Company'') will be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 253-5274 and (408) 427-3711 for international, conference identification number 59348830, on Friday, May 11, 2012 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect two directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2012;

3.	To hold an advisory vote to approve named executive officer compensation;

4.	To consider a proposal to approve amendments to the ICU Medical, Inc. 2011 Stock Incentive Plan to increase the number of shares under that Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has determined that only holders of common stock of record at the close of business on March 19, 2012 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may attend the Annual Meeting by either clicking on “Investors” and then clicking on “Annual Meeting” on our web site, www.icumed.com, or calling (800) 253-5274 and (408) 427-3711 for international, conference identification number 59348830, from a touch-tone telephone. If you hold stock certificates registered in your own name, you will need the control number printed on the attachment to the enclosed proxy card to verify that you are a stockholder of record. If your stock is held in “street name” by your broker or other nominee, you will need to provide the name of your broker or nominee to gain access to the Annual Meeting.

By Order of the Board of Directors
Scott E. Lamb, Secretary
San Clemente, CA
April 4, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 2012

The proxy statement and annual report to stockholders are available at http://ir.icumed.com.

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting in person by means of remote communication, please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone. If you are a stockholder of record and attend the Annual Meeting electronically, you may withdraw your proxy and vote in person via facsimile. You will find information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.
THANK YOU FOR ACTING PROMPTLY

How do I submit my proxy?

You will have the opportunity to attend the Annual Meeting by means of remote communication and vote during the Annual Meeting if you choose. Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

•	by mailing the enclosed proxy card in the enclosed envelope;

•	electronically, using the Internet; or

•	over the telephone by calling a toll-free number.

The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card. Alternatively, you may submit your proxy by mail by returning your signed proxy card in the enclosed envelope. If we receive your proxy by mail, electronically or by telephone before the Annual Meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If you are a stockholder of record, as opposed to voting by proxy you may vote your shares during the Annual Meeting by facsimile. The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote. You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears. You will need to write this control number on your ballot to verify your identity.

To vote during the meeting, access the Company’s website at www.icumed.com, then click on the Investors tab, and click on the icon that says “Voting Ballot.” You may download and print the ballot. Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on May 10, 2012. After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-8368. Ballots must be received before the polls are closed during the Annual Meeting to be counted. We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on May 11, 2012.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

How can I request proxy materials?

To request a print or electronic copy of our Proxy Statement, Annual Report to Stockholders and form of proxy, you may call our toll-free telephone number (800) 824-7890; e-mail us at ir@icumed.com or visit our Web site at www.icumed.com. You may also request that we send you proxy materials relating to future stockholders meetings in print or electronic form.

Your vote is important. Thank you for voting.

ICU MEDICAL, INC.

951 Calle Amanecer
San Clemente, California 92673

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the ''Company'') for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 253-5274 and (408) 427-3711 for international, conference identification number 59348830, on Friday, May 11, 2012 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice.
The approximate date of mailing of this Proxy Statement, the Annual Report to Stockholders and the proxy card is April 4, 2012. The principal executive offices of the Company are located at 951 Calle Amanecer, San Clemente, California 92673.

Attendance by Remote Communication

The Annual Meeting will be held entirely by remote communication on the Internet, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the Annual Meeting by means of remote communication will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.icumed.com, click on the Investors tab and click on the icon that says “Annual Meeting” or telephone (800) 253-5274 and (408) 427-3711 for international, conference identification number 59348830, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 19, 2012, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.icumed.com, clicking on the Investors tab and clicking on the icon that says “Annual Meeting” or telephoning (800) 253-5274 and (408) 427-3711 for international, conference identification number 59348830, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting during the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (ii) the ratification of the selection of the independent registered public accounting firm, (iii) approval, on an advisory basis, of our executive compensation, (iv) approval of amendments to the ICU Medical, Inc. 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”) and (v) in the discretion of the proxy holders, on any other business that comes before the meeting.

Record Date and Voting

As of March 19, 2012 the outstanding voting securities of the Company consisted of 14,087,555 shares of $0.10 par value common stock. Each stockholder of record at the close of business on March 19, 2012 is entitled to one vote for each share held as of that date on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding common stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.
Assuming that a quorum is present, the votes required to approve the matters before the Annual Meeting are as follows:

•
Election of Directors: The election of directors will be decided by a plurality of the votes. The two director nominees receiving the most votes will be elected. Abstentions and broker non-votes have no effect on these matters.

•
All other Matters (ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, advisory vote on executive compensation and the approval of the amendments to the 2011 Stock Incentive Plan): Stockholder approval of all other matters requires the votes cast affirmatively exceed the votes cast negatively on the respective matters. Shares voted to abstain on such matters and broker non-votes are not counted as votes cast affirmatively or negatively and will have no effect on the vote for these matters.

The term ''broker non-votes'' refers to shares held by a broker in street name that are present by proxy but are not voted pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. Broker non-votes on non-routine matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter but are counted as present for quorum purposes. Of the proposals to be considered at the Annual Meeting, only the ratification of the selection of independent registered public accountants is considered to be a routine matter on which brokers may vote without instructions from beneficial owners. The election of directors, the advisory vote to approve named executive officer compensation and the approval of the amendments to the 2011 Stock Incentive Plan are considered non-routine matters on which your brokers may not vote without instructions from beneficial owners.
Board Recommendations
The Board of Directors recommends that you vote:

•	FOR the election of the two nominees for election to the Board of Directors to serve for a term of three years and until their successors have been elected and qualified;

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2012;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the approval of the amendments to the ICU Medical, Inc. 2011 Stock Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as to shares of common stock owned as of March 19, 2012, by (a) each director and nominee, (b) each named executive officer and (c) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of Company’s directors and officers, the George A. Lopez, M.D. Second Family Limited Partnership and the Lopez Family Trust is 951 Calle Amanecer, San Clemente, California 92673.
Ownership of Management

		Shares of Common Stock Owned	Options Exercisable within 60 days	Total Shares Beneficially Owned	Percent of Outstanding Shares (1)
	George A. Lopez, M.D.	1,520,762	933,438	2,454,200	16.3%	(2)
	George A. Lopez, M.D. Second Family Limited Partnership	1,186,843		1,186,843	8.4%	(3)
	Jack W. Brown	11,250	67,375	78,625	*
	John J. Connors	300	61,750	62,050	*
	Michael T. Kovalchik III, M.D.	2,762	62,875	65,637	*
	Joseph R. Saucedo	—	51,625	51,625	*
	Richard H. Sherman, M.D.	67,801	39,250	107,051	0.8%
	Robert S. Swinney, M.D.	7,000	67,375	74,375	*	(4)
	Alison D. Burcar	—	30,438	30,438	*
	Richard A. Costello	—	61,013	61,013	*
	Scott E. Lamb	1,923	55,000	56,923	*
	Steven C. Riggs	2,286	63,750	66,036	*
	All directors and named executive officers as a group (11 persons)	1,614,084	1,493,889	3,107,973	19.9%

(1)
Based on total shares of common stock outstanding plus outstanding options to acquire common stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)
Includes the 1,186,843 shares owned by the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”), as to which shares Dr. Lopez disclaims any beneficial ownership except to the extent described in Note (3). Includes 4,002 shares owned by the Lopez Family Trust. Dr. Lopez is a trustee and beneficiary of the Lopez Family Trust. Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(3)
Dr. Lopez is the general partner of the Partnership and holds a one percent general partnership interest in the Partnership. As general partner, he has the power to vote and power to dispose of the 1,186,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares. Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not a trustee of and has no interest in his children’s Trusts. Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership.

(4)	Does not include 750 shares owned by Dr. Swinney's wife as to which he has no voting or investment power and disclaims any beneficial ownership.

5% or More Beneficial Ownership

	Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Outstanding Shares (1)
	River Road Asset Management, LLC	1,491,809	10.7%	(1)(2)
	462 South Fourth Street, Suite 1600, Louisville, KY 40202

	Wellington Management Company, LLP	1,265,978	9.1%	(1)(3)
	75 State Street, Boston, MA 02109

	Columbia Management Investment Advisers, LLC	995,249	7.1%	(1)(4)
	145 Ameriprise Financial Center, Minneapolis, MN 55474

	BlackRock, Inc.	938,057	6.7%	(1)(5)
	40 East 52nd Street, New York, NY 10022

(1)
Information included solely in reliance on information included in statements filed with the Securities and Exchange Commission ("SEC") pursuant Section 13(d) or 13(g) of the Securities Act of 1934, as amended, by the indicated holder.

(2)
River Road Asset Management, LLC stated in its Schedule 13G/A filing with the SEC on February 9, 2012 that, of the 1,491,809 shares beneficially owned, it has sole voting power with respect to 1,295,829 shares and sole dispositive power with respect to all 1,491,809 shares.

(3)
Wellington Management Company, LLP stated in its Schedule 13G/A filing with the SEC on February 14, 2012 that, of the 1,265,978 shares beneficially owned, it has shared voting power with respect to 864,478 shares and shared dispositive power with respect to all 1,265,978 shares.

(4)
Columbia Management Investment Advisers, LLC stated in its Schedule 13G filing with the SEC on February 13, 2012 that, of the 995,249 shares beneficially owned, it has shared voting power with respect to 396,556 shares and shared dispositive power with respect to all 995,249 shares.

(5)
Blackrock, Inc. stated in its Schedule 13G/A filing with the SEC on February 13, 2012 that, of the 938,057 shares beneficially owned, it has sole voting and sole dispositive power with respect to all 938,057 shares.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides important information on our executive compensation program. In this proxy statement, the term “named executive officers” represents the five executive officers named in the compensation tables that follow.

Executive Summary

Over the last decade, through two recessions, ICU Medical has been profitable and generated positive operating cash flow in every year, earning $240 million and generating $338 million of cash from operating activities, while maintaining a strong balance sheet and carrying no debt. Over the last five years, we have earned $147 million and generated $221 million of cash from operating activities, cumulatively, and used $108 million of available cash to purchase 3.0 million shares or 20% of our common stock. During this same five–year period our revenues grew more than 60% from growth in infusion therapy and expanding our product offerings to include critical care, oncology and other products. Also, during this same five-year period, our international sales grew more than 200% and were 24% of total sales in 2011, compared to 13% of total sales in 2007.

In 2011, we had a record year with revenue of $302 million, operating income of $65 million and operating cash flow of $64 million. This performance is a direct result of actions taken by Dr. Lopez and the ICU Medical leadership team over the last few years investing in the Company to expand our portfolio of products and markets, expanding our contract relationships with group purchasing organizations (GPOs) and direct customers, increasing our investments in these new products and markets and greatly expanding our sales, marketing, distribution and manufacturing capabilities for continued global growth and profitability for the Company.

Despite a challenging economic environment in recent years, we delivered strong financial results as seen in the year over year comparison set forth below. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2011 financial results.

	2011	2010	% change
Operating cash flow	$64.5	$33.1	95%
Total revenue (in millions)	$302.2	$283.0	7%
Net income (in millions)	$44.7	$29.9	49%
Net income per share (diluted)	$3.15	$2.16	46%

Our fiscal year 2011 financial performance was a key factor in the bonus and equity compensation decisions and outcomes for the 2011 fiscal year. For 2011, payment of semi-annual performance bonuses was based on achievement of the following financial goals, each of which was exceeded by the Company: (i) $295.8 million in total revenue, (ii) $49.9 million in operating income and (iii) $2.27 diluted earnings per share.

Our compensation programs are designed to align our named executive officers’ interests with those of our stockholders by establishing a direct and meaningful link between our business financial results and executive compensation. Consistent with our pay for performance philosophy, the Compensation Committee sets annual goals for the named executive officers’ incentive compensation with the objective of increasing stockholder value. Our named executive officers’ total compensation is comprised of a mix of base salary, performance-based bonuses and performance and time-based equity awards. We believe our executive compensation program helps attract, reward and retain talented leaders and provides them with incentives to create stockholder value.

We have made several changes to our compensation policies during 2011 and 2012 to further align executive compensation with our stockholders' interests and a pay for performance approach. For example, beginning in 2011 all of our named executive officers became participants in the Company's Performance Based Incentive Plan which conditions bonus awards on the achievement of performance-based metrics set at the beginning of each year. In addition, following approval last year of our 2011 Stock Incentive Plan which gave the Compensation Committee the ability to grant performance-based equity awards, the Committee has granted performance based restricted stock units ("RSUs") as a portion of our executive's equity compensation. Going forward, the Committee will look at increasing the percentage that such RSUs and other forms of performance-based wards comprise of total equity-based compensation for its executives.

Compensation Overview

The compensation of our executive officers includes base salary, performance-based bonuses and equity awards. Our executive compensation objectives are:

•	to provide competitive total pay opportunities that help attract, reward and retain leadership and key talent;

•	to establish a direct and meaningful link between business financial results, individual/team performance and rewards; and

•	to provide strong incentives to promote the profitability and growth of the Company, create shareholder value and reward superior performance.

The Compensation Committee believes that a critical factor in ensuring the Company’s ability to attract, retain and motivate its executive officers is ensuring that their compensation is competitive with companies that it considers to be competitors. In determining the appropriate level and form of compensation, the Compensation Committee reviews market data relating to the cash and equity compensation of similarly-sized medical device and life sciences companies that is provided by Compensia, a compensation consultant engaged by the Compensation Committee. The market data also includes a specific set of peer companies comprised of publicly-held health care equipment and supply companies with positive revenue growth, annual revenues of 0.5-2.0 times ICU's revenues and aggregate market values of 0.5-3.0 times ICU's aggregate market value. The peer companies used in our 2011 compensation assessment were Accuray, Align Technology, Analogic, AngioDynamics, ArthroCare, Bio-Reference Laboratories, Cantel Medical, eResearch Technology, Masimo, Medical Action Industries, Merit Medical Systems, Natus Medical, SonoSite, Symmetry Medical, Thoratec, Volcano, Wright Medical Group and Zoll Medical. All market data used for the comparative analyses comprises our ‘peer group’.

The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

In 2011, we established stock ownership guidelines for our directors and CEO. Our directors have up to five years to acquire and retain shares of the Company's common stock that equal or exceed three times the director's annual base retainer. Shares beneficially owned by the director, directly or indirectly, including vested restricted shares and shares represented by vested restricted stock units, count toward meeting the stock ownership guidelines. Our CEO has up to five years to acquire and retain shares of the Company's common stock that equal or exceed five times the CEO's annual salary. The Company prohibits pledging or hypothecating any securities owned by any of its employees or directors or “short selling” of its securities by any of its employees or directors.

The Compensation Committee reviews and determines the compensation of all executive officers. See “Compensation Committee” elsewhere in this Proxy Statement. In setting compensation levels for executive officers, the Compensation Committee considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual. Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, are not considered in setting current compensation levels. The significant compensation components are base salary, bonus pay and equity awards ("total direct compensation"). In addition, beginning in 2011, the Compensation Committee began including the Say-On-Pay vote results from the prior annual meeting of stockholders to assist in its evaluation of the compensation program for our named executive officers. The 2011 Say-On-Pay vote was significantly in favor of our executive compensation structure, confirming to the Compensation Committee that stockholders approved of the recent efforts of the Committee to more effectively align executive compensation with performance. For 2012, the Compensation Committee has positioned the targeted total direct compensation to be in the 65th percentile of the Company's peer group.

Components of Our Executive Compensation Program

Component	Form of compensation	Objectives and basis of compensation
Base Salary	Cash	Compensation is competitive based on the officer’s responsibilities and experience.
Generally set at the 50th-75th percentile of similar positions in our peer group, but may adjust upwards or downwards based on factors such as experience, longevity with the Company and unique requirements of the position.

Base salary is reviewed by the Compensation Committee annually or when position responsibilities change.
Performance-Based Incentive Plan	Cash
Bonus is intended to align the interests of the executive officer with the objectives of the Company, which are based on what the Company believes will produce the best return for the Company’s stockholders.

Bonus is based on the Company’s achievement of financial targets determined at the start of the fiscal year.
Bonus is a percentage of the officer’s salary.
Bonus payments are made semi-annually based on the percentage of the goal achieved at each period end.
The Compensation Committee may exercise its discretion to award case bonuses outside the Performance Based Incentive Plan in circumstances of special individual achievement.
Performance and Time-Based Equity Awards	Time-Based Stock Options/ Performance-Based Restricted Stock Grants	Stock options and restricted stock grants retain executives through long-term vesting and potential wealth accumulation.
Stock options and restricted stock grants promote profitability and growth of the Company.
Stock options and restricted stock grants are intended to make compensation practices consistent with our peer group. Performance-based RSUs are effective tools in better aligning equity compensation with performance.

The Company has entered into employment agreements with each of the named executive officers. For named executive officers other than Dr. Lopez, the term of the agreement is for semi-annual periods ending on June 30 and December 31, which are automatically renewed for successive six-month periods upon expiration, unless terminated by the Company.

The term of the agreement with Dr. Lopez is for an annual period ending December 31 and is automatically renewed for an annual period upon expiration, unless terminated by the Company. The agreements may be terminated by the Company with or without cause on sixty days notice. The terms of the agreements generally provide for a base salary and performance-based bonus target for each named executive; however, the agreements do not provide for a guaranteed term of employment. Upon termination of employment with the Company due to disability, the employment agreements also provide for a lump sum payment equal to 50% of the executive officer’s base salary for the term of the agreement. Other than these provisions requiring 60 days of notice for termination and the lump sum payment upon termination due to disability, we do not have severance agreements with any of our executive officers.

Base Executive Salaries

The Compensation Committee generally reviews base salaries annually and when position responsibilities change during the year.

In 2009, the Compensation Committee increased certain executive salaries based on data provided by Compensia. These increases were to make the officer’s total pay competitive with the total pay of officers in comparable positions in our peer group and to keep compensation internally equitable for Messrs. Lamb, Riggs and Costello. Salaries were increased effective July 1, 2009 for Dr. Lopez from $500,000 to $588,000, Mr. Riggs from $260,000 to $300,000 and Mr. Costello from $260,000 to $300,000, respectively. Mr. Lamb’s salary initially increased to $250,000 effective January 1, 2009 and to $300,000 effective July 1, 2009.

In 2010, base annual salaries were increased on January 1, 2010 to $670,000 for Dr. Lopez, $341,000 for Mr. Lamb, $330,000 for Mr. Riggs and $336,000 for Mr. Costello. These increases were to make the total pay competitive with the total pay of comparable positions of companies in our peer group and to keep the compensation internally equitable for Messrs. Lamb, Riggs and Costello. Ms. Burcar’s salary remained at $195,000 because of her position change from Vice President of Marketing to Vice President of Product Development, which was not included in the peer group analysis performed in 2009.

In 2011, the Compensation Committee increased certain executive salaries based on data provided by Compensia. These increases were to make the total pay for these positions competitive with the total pay in comparable positions in our peer group. On January 1, 2011 the base annual salaries for Mr. Lamb and Ms. Burcar were adjusted to $361,600 and $225,000, respectively.

For 2012, the Compensation Committee increased executive salaries by 3% for a cost of living adjustment. On January 1, 2012 the base annual salaries were $690,100 for Dr. Lopez, $372,448 for Mr. Lamb, $339,900 for Mr. Riggs, $346,080 for Mr. Costello and $231,750 for Ms. Burcar.

The following table presents each named executive officer’s earned salary for 2011, 2010 and 2009 and his or her estimated salary for 2012 and the percentile such salary represents compared to our peer group.

	2012		2011		2010		2009
Named Executive Officer	Salary*	%**	Salary*	%**	Salary*	%**	Salary*	%**
George A. Lopez	690,100	50th-75th	$670,000	75th	$670,000	75th	$544,000	50th
Scott E. Lamb	372,448	50th-75th	$361,600	75th	$341,000	75th	$275,000	25th-50th
Steven C. Riggs	339,900	50th-75th	$330,000	75th	$330,000	>75th	$280,000	>75th
Richard A. Costello	346,080	>75th	$336,000	>75th	$336,000	>75th	$280,000	50th-75th
Alison D. Burcar	231,750	25th-50th	$225,000	50th	$195,000	#	$195,000	#

*Salary = Earned salary for the years 2011, 2010 and 2009, estimated amount to be earned for 2012 based on salaries as of January 1, 2012.
**% = Percentile of earned salary compared to our peer group for years 2011, 2010 and 2009, estimated percentile of 2012 salary compared to our peer group.

# Ms. Burcar’s responsibilities changed in 2009 to oversee product development from marketing. We did not have a salary analysis done on her new position for 2009 and 2010.

Performance-Based Bonuses

In addition to base salaries, all of our named executive officers were eligible to earn semi-annual merit bonuses based on annual financial goals for 2009. All named executive officers, except Dr. Lopez, were eligible for semi-annual merit bonuses based on annual financial goals for 2010. Dr. Lopez did not participate in the merit bonus program in 2010 because he participated solely in the Performance-Based Incentive Plan, as discussed in further detail below under the heading “2008 Performance-Based Incentive Plan”. For 2011, this discretionary semi-annual merit bonus program was terminated for our executive officers, and, all of our named executive officers participated solely in the non-discretionary Performance-Based Incentive Plan.

Merit Bonuses

The following table presents the merit bonus percentage for each year as a percentage of the named executive officer’s salary.

Named Executive Officer	First half of 2009	Second half of 2009	2010	2011
George A. Lopez, M.D.	100%	100%	N/A*	N/A*
Scott E. Lamb	35%	50%	60%	N/A*
Steven C. Riggs	35%	50%	50%	N/A*
Richard A. Costello	35%	50%	50%	N/A*
Alison D. Burcar	30%	30%	30%	N/A*

*Dr. Lopez participated solely in the Performance-Based Incentive Plan in 2010. All named executive officers participated in the Performance-Based Incentive Plan in 2011.

The 2009 bonus target increases for Mr. Riggs and Mr. Costello and the 2009 and 2010 bonus target increases for Mr. Lamb were to make the officer’s compensation more competitive with our peer group. The Compensation Committee sets Dr. Lopez’s bonus percentage at a higher percentage of his base salary than those of other officers because it believes that in view of his overall responsibility for the success of the Company, it is appropriate that a larger portion of his compensation be contingent on performance.

For 2009, payment of semi-annual merit bonuses was based on achievement of the following financial goals: (i) $215.4 million in total revenue, (ii) $93.0 million in gross profit and (iii) $33.0 million in operating income. Each of the 2009 performance targets were met, and the bonuses were paid at 100% of the targeted amount, resulting in payments of $544,000 for Dr. Lopez, $118,750 for Mr. Lamb, $120,500 for Mr. Riggs, $120,500 for Mr. Costello and $58,500 for Ms. Burcar.

For 2010, payment of semi-annual merit bonuses was based on achievement of the following financial goals: (i) $265.0 million in total revenue, (ii) $39.0 million in operating income and (iii) $1.82 diluted earnings per share. Each of the 2010 performance targets was met and the bonuses were paid at 100% of the targeted amount. Payments were made in the amount of $204,600 for Mr. Lamb, $165,250 for Mr. Riggs, $168,000 for Mr. Costello and $58,500 for Ms. Burcar. In addition to the awards paid pursuant to the merit bonus program, the Compensation Committee approved additional cash bonuses to Mr. Lamb and Ms. Burcar of $100,000 and $80,000, respectively, for exceptional performance in the 2010 fiscal year.

2008 Performance-Based Incentive Plan

Our 2008 Performance-Based Incentive Plan (the “Performance-Based Incentive Plan”) was approved by stockholders in 2008 and is intended to qualify under the performance-based compensation exception set forth in Section 162(m) of the Internal Revenue Code (the “Code”). Until 2011, Dr. Lopez was the only participant in the Performance-Based Incentive Plan. Pursuant to the terms of the plan, the Compensation Committee sets potential bonus amounts and performance targets, and actual earnings are determined based on the Company’s achievement of the performance targets.

The performance targets for Dr. Lopez in 2009 were as follows: (i) $223.6 million to $236.0 million in total revenue, (ii) $21.5 million to $26.0 million in revenues from certain new products and (iii) $35.0 million to $36.9 million in operating income. Dr. Lopez earned $160,000 in 2009 based on the Company’s achievement of 100% of the operating income goal and 60% of the total revenue goal. The Company did not achieve the revenue goal with respect to the new products. Dr. Lopez was eligible to receive the maximum payout of $500,000 if all performance targets had been achieved. In March of 2012, as a result of adjustments made to the Company's 2009 financial statements, it was determined that the amounts paid to Dr. Lopez exceeded by $55,000 the amount that should have been payable to him under the Performance-Based Plan for 2009 based on the adjusted operating income and total revenue numbers for that year . Dr. Lopez has agreed with the Compensation Committee that his salary for the remainder of 2012 will be reduced by $55,000 to address this issue.

For 2010, Dr. Lopez was eligible to earn a bonus from 88% to 170% of his total salary, depending on the percentage achieved of the 2010 performance targets. The performance targets for Dr. Lopez in 2010 were as follows: (i) $261.0 million to $278.3 million in total revenue, (ii) $37.8 million to $42.9 million operating income and (iii) $1.77 to $2.00 diluted earnings per share. Dr. Lopez earned the maximum bonus of $1,137,500 in 2010 based on the Company’s achievement of more than 100% of the total revenue, operating income and diluted earnings per share goals. As described above, in 2009, Dr. Lopez earned $160,000 out of a maximum of $500,000 and in 2008, Dr. Lopez earned $90,000 out of a maximum payout of $500,000.

For 2011, all cash bonus compensation to our named executive officers was made pursuant to the Performance-Based Incentive Plan, except for a $5,000 additional cash bonus approved by the Compensation Committee for Ms. Burcar for her efforts in connection with the launch of our new Neutron product. The corporate goals paid 70% of the officer’s target award if threshold performance was achieved and 140% of the target award if maximum “stretch” performance was achieved. The following table presents the target bonus award and the eligible bonus range as a percentage of total salary for each named executive officer.

		% of salary bonus range if performance targets are met
Named Executive Officer	% of salary target award	Threshold performance	Stretch performance
George A. Lopez, M.D.	125%	88%	175%
Scott E. Lamb	60%	38%	82%
Steven C. Riggs	50%	32%	68%
Richard A. Costello	50%	32%	68%
Alison D. Burcar	30%	19%	41%
The performance metric targets were total revenue, operating income and diluted earnings per share, accounting for 100% of Dr. Lopez’s award and 90% of the award for each of the other named executive officers. In the case of officers other than Dr. Lopez, he or she had a specific financial individual goal for the other 10%. The individual component was only paid if the goal was fully met. The metric targets for all named executive officers in 2011 were as follows: (i) $266.2 million to $325.4 million in total revenue, (ii) $44.9 million to $56.9 million operating income and (iii) $2.04 to $2.59 diluted earnings per share. The officers were paid for 100% of the bonus attributed to the revenue goal and 140% of the bonus attributed to the operating income goal and the diluted earnings per share goal. The individual goal for our Chief Financial Officer was a successful implementation of our ERP system in our European facilities and was fully met. The individual goal for our Vice President of Operations was for full production capabilities for custom kits in our Mexico facility with $1 million of annual run rate of sell-through and was fully met. The individual goal for the Vice President of Sales was achieving $15 million of standard oncology sales and was fully met. The individual goal for the Vice President of Product Development was to achieve $1 million in sales of our Neutron product, which was not met because of the timing of the product launch.
The following table presents target and stretch bonus payouts and the actual amounts earned for each named executive officer for 2011.

Named Executive Officer	Salary	Potential bonus payout of target at 100%	Potential stretch bonus payout	Potential maximum bonus payout	Actual bonus paid	Actual bonus paid % of salary
George A. Lopez	$670,000	$837,500	$335,000	$1,172,500	$1,061,833	158%
Scott E. Lamb	$361,600	$216,960	$78,106	$295,066	$269,030	74%
Steven C. Riggs	$330,000	$165,000	$59,400	$224,400	$204,600	62%
Richard A. Costello	$336,000	$168,000	$60,480	$228,480	$208,320	62%
Alison D. Burcar	$225,000	$67,500	$24,300	$91,800	$76,950	34%
In 2012, all cash bonus compensation to our named executive officers will be made pursuant to the Performance-Based Incentive Plan. The metrics will be total revenue, operating income and diluted earnings per share, accounting for 100% of Dr. Lopez’s award and 90% of the award for each of the other named executive officers. In the case of officers other than Dr. Lopez, he or she has a specific financial individual goal for the other 10%. The corporate goals pay 70% of the officer’s target award if threshold performance is achieved and 140% of the target award if maximum “stretch” performance is achieved. The individual component will only be paid if the goal is fully met.
The potential 2012 bonus percentage of salary for all named executive officers remains the same as 2011, except Ms. Burcar, whose target award percentage increased from 30% to 50%. Ms. Burcar's bonus percentage was increased to more closely align her total cash compensation with her peer group. The following table presents the 2012 target bonus award and the eligible bonus range as a percentage of total salary for each named executive officer.

		% of salary bonus range if performance targets are met
Named Executive Officer	% of salary target award	Threshold performance	Stretch performance
George A. Lopez, M.D.	125%	88%	175%
Scott E. Lamb	60%	38%	82%
Steven C. Riggs	50%	32%	68%
Richard A. Costello	50%	32%	68%
Alison D. Burcar	50%	32%	68%

The following table presents the 2012 target and stretch bonus payout amounts for each named executive officer.

Named Executive Officer	Salary	Potential bonus payout of target at 100%	Potential stretch bonus payout	Potential maximum bonus payout
George A. Lopez	$690,100	$862,625	$345,050	$1,207,675
Scott E. Lamb	$372,448	$223,469	$80,449	$303,918
Steven C. Riggs	$339,900	$169,950	$61,182	$231,132
Richard A. Costello	$346,080	$173,040	$62,294	$235,334
Alison D. Burcar	$231,750	$115,875	$41,715	$157,590
Performance and Time-Based Equity Awards
We issue equity awards to our officers and certain employees to make compensation practices consistent with practices of companies in our peer group and because we believe equity-based compensation is generally preferred by our officers. The use of equity awards further promotes our efforts to encourage the profitability and growth of the Company through the establishment of strong incentives.
The following table presents the option grants for each named executive officer for 2009-2011 and the 2012 option and restricted stock grants.

	Time based option grants				Performance-based restricted share grants
Name	2009	2010	2011	Feb 2012	Feb 2012
George A. Lopez, M.D.	90,000	80,000	80,000	88,857	8,409
Scott E. Lamb	30,000	30,000	30,000	23,772	2,520
Steven C. Riggs	30,000	30,000	30,000	20,683	2,193
Richard A. Costello	30,000	30,000	30,000	13,847	1,468
Alison D. Burcar	13,000	6,000	20,000	9,421	999
For 2009-2011, Messrs. Lamb, Riggs and Costello were awarded the same number of options in recognition of the Compensation Committee’s assessment of their relatively similar scope of responsibility. Also for 2009-2011, Dr. Lopez and Ms. Burcar have relatively larger and smaller roles, respectively, in the management of the Company than the other named executive officers, which is reflected in the size of their respective grants. The awards in 2009-2011 were issued in the first and third quarters of each year.
In determining the equity awards, the Compensation Committee reviews data compiled by Compensia that includes comparisons to the officer’s peer group as well as our operating performance and individual performance to determine the number of options to be granted to each officer. In 2011, the grant date fair value of options awarded to Dr. Lopez, Messrs. Lamb, Riggs and Costello were between the 25th and 50th percentile of their respective positions within our peer group. The grant date fair value of the options awarded to Ms. Burcar was greater than the 75th percentile of her respective peer group.  The executive officer’s compensation is reviewed as a total compensation package that includes salary, bonus and equity. In setting the number of options awarded the Compensation Committee did not target any specific percentile; however, the Compensation Committee believes that the fair value of option awards is consistent with our general practice of awarding total compensation generally in the range of the 65th to 75th percentile, with adjustments upwards or downwards based on factors such as experience, longevity with the Company and unique requirements of the position.
Beginning in 2012, the Compensation Committee adjusted the methodology for equity awards, based on data provided by Compensia. Total direct compensation (cash and equity) is targeted at approximately the 65th percentile of the executive officer's peer group. The equity awards will be granted to achieve the targeted total direct compensation at the 65th percentile of the executive's peer group, after backing out total estimated cash compensation. The executive officers will receive 25% of their targeted value for equity awards as performance-based restricted stock and 75% of their targeted value for equity awards in the form of time-based stock options. The restricted stock awards will be based on one-year performance periods and measured against a total shareholder return metric ("TSR"). If the TSR is equal or greater than the 33rd percentile of the peer group index, 50% of the award would be earned. If the TSR is equal or greater than the 50th percentile of the peer companies, 100% of the award would be earned. If the TSR is equal or greater than the 75th percentile of the peer companies, 200% of the award would be earned. Vesting of the restricted stock award will be 1/3 on the three anniversary dates of the award. Beginning in 2012, equity awards will be made once per year, in the first quarter of each year.

Long-Term Retention Plan

The Long-Term Retention Plan (“LTRP”) was established in 2005 as a discretionary deferred compensation plan under which discretionary cash payments could be made to officers six years after an award was made. Under the LTRP, the Compensation Committee periodically determined, after advice from and consultation with, the CEO, the award to each participant other than the CEO. The Compensation Committee determined the award to the CEO, without advice from or consultation with the CEO. The amounts of the annual awards were discretionary, and did not bear a relationship to the officers’ other compensation or performance.

Awards, other than awards to the CEO, could be paid or not paid at the sole discretion of the CEO on the sixth anniversary of the award; provided, however that awards could be paid sooner if Dr. Lopez ceases to be CEO. Awards to Dr. Lopez could be paid or not paid at the sole discretion of the Compensation Committee on the sixth anniversary of the award or sooner if Dr. Lopez was terminated or replaced as CEO without cause (as defined in the LTRP). To receive payment of an award, a participant had to have been continually employed by the Company from the time that the award was made until the time that payment is due.

There were no grants under the LTRP in 2008, 2009 or 2010. The Company curtailed future awards to officers under the LTRP because it has re-established the use of stock options. The payment due date for the 2005 awards was January 29, 2011. On January 28, 2011, the Compensation Committee determined to pay out the maturing 2005 awards in full. However, the Committee determined not to make any payments in the future as to the 2006 and 2007 awards and also determined that no additional awards would be made under the LTRP in the future, effectively terminating the plan.

The amounts paid in 2011 to the named executive officers with respect to the 2005 awards under the LTRP were as follows:

Officer
George A. Lopez, M.D.	$1,000,000
Scott E. Lamb	$200,000
Alison D. Burcar	$220,000
Richard A. Costello	$333,000
Steven C. Riggs	$400,000

Payments upon Termination in Connection with a Change in Control

The Company entered into a retention agreement with Dr. Lopez in February 2010 that subsequently was amended in November 2010. The amended agreement provides that, if within 24 months after a change in control of the Company his employment is terminated for other than cause, disability or death or for “good reason,” he will be entitled to any unpaid salary or unpaid prorated bonus for the year of termination, 360% of his annual salary and target bonus, continuation of benefits for two years and any stock options he holds will vest in full. The November 2010 amendment to the retention agreement eliminated the excise tax gross up payment provisions in the original agreement pursuant to which the Company had agreed to pay and make Dr. Lopez whole in the event that any of the payments or benefits payable to Dr. Lopez under the agreement would constitute “parachute payments” within the meaning of Section 280G of the Code, including payment of any excise taxes imposed by Section 4999 of the Code. The November 2010 amendment to Dr. Lopez’s agreement eliminated these tax gross up provisions and now provides that in the event that Dr. Lopez’s payments or benefits would be subject to such excise taxes, the payments and benefits under the agreement would be either (i) delivered in full or (ii) reduced such that no portion of the payments or benefits would be subject to the excise tax, whichever is more favorable to Dr. Lopez on an after tax basis. Also, the Company will pay the commercially reasonable fees for an outplacement firm.

In February 2010, the Company entered into retention agreements with Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar which provide that, if within 12 months after a change in control of the Company, as defined in the agreements, their employment is terminated for other than cause, disability or death or for “good reason” within 12 months after a “change in control” the officer will be entitled to any unpaid salary or unpaid prorated bonus for the year of termination, plus 120% of their annual salary and target bonus and continuation of benefits for one year and the Company will pay up to $10,000 for services for an outplacement firm for the officer. In addition, any stock options held by the officer will vest in full. The retention agreements with the Company’s other named executives do not contain any tax gross-up provisions but, instead provide for the same most favorable excise tax option as in Dr. Lopez’s amended agreement.

For the purposes of these agreements, a change in control generally means the following:

•	the acquisition by an individual, entity or group of beneficial ownership of 50% or more of either the outstanding common stock or voting securities of the Company; or

•	a change in the composition of the majority of the Board of Directors, which is not supported by a majority of the current Board of Directors; or

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless certain conditions are met); or

•	approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

Summary Compensation Table

The following table shows all compensation awarded to, earned by or paid to each of the Company’s principal executive officer, principal financial officer and the next three most highly compensated executive officers whose 2011 total compensation exceeded $100,000 (collectively, the “named executive officers”). All amounts except for those set forth in the “Equity Awards” column are included in the year earned rather than the year actually paid; a portion of certain amounts, other than salary, may be paid in the following year.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Equity awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
George A. Lopez, M.D., Chairman of the Board, President and Chief Executive Officer	2011	670,000	—	898,640	1,061,833	1,008,770	3,639,243
	2010	670,000	—	849,641	1,137,500	32,989	2,690,130
	2009	544,000	—	1,202,850	704,000	8,137	2,458,987
Scott E. Lamb, Treasurer and Chief Financial Officer	2011	361,600	—	336,990	269,030	210,095	1,177,715
	2010	341,000	100,000	318,615	204,600	7,399	971,614
	2009	275,000	—	400,950	118,750	8,575	803,275
Steven C. Riggs, Vice President of Operations	2011	330,000	—	336,990	204,600	408,894	1,280,484
	2010	330,000	—	318,615	165,250	11,766	825,631
	2009	280,000	—	400,950	120,500	7,318	808,768
Richard A. Costello, Vice President of Sales	2011	336,000	—	336,990	208,320	333,000	1,214,310
	2010	336,000	—	318,615	168,000	—	822,615
	2009	280,000	—	400,950	120,500	—	801,450
Alison D. Burcar, Vice President of Product Development	2011	225,000	5,000	224,660	76,950	221,641	753,251
	2010	195,000	80,000	62,628	58,500	—	396,128
	2009	195,000	—	199,608	58,500	—	453,108

(1)
The 2010 bonuses for Mr. Lamb and Ms. Burcar were additional cash bonuses approved by the Compensation Committee for exceptional performance in the 2010 fiscal year. The 2011 bonus for Ms. Burcar was an additional cash bonus approved by the Compensation Committee for her efforts in 2011 in connection with the launch of our new Neutron product.

(2)
Represents the grant date fair value of stock options granted in the period. See Note 5 in the Company’s Consolidated Financial Statements included in its 2011 Annual Report on Form 10-K for assumptions made in valuation of stock options.

(3)
The 2011 amounts for all named executive officers represent the achievement of each respective officer's fiscal year 2011 performance and stretch performance goals, consistent with the terms of the Performance-Based Incentive Plan. The 2010 amount for Dr. Lopez represents the achievement of his fiscal year 2010 performance and stretch performance goals, consistent with the terms of the Performance-Based Incentive Plan. The 2009 amount for Dr. Lopez includes $544,000 from the achievement of goals associated with his merit bonus and $160,000 for achievement of his fiscal year 2009 performance goals, consistent with the terms of the Performance-Based Incentive Plan. The 2010 and 2009 amounts for Mr. Lamb, Mr. Riggs, Mr. Costello and Ms. Burcar are from the achievement of goals associated with their respective merit bonuses.

(4)
Other compensation for Dr. Lopez in 2011 includes a lump sum payment of $1,000,000 in connection with the effective termination of the LTRP ("the LTRP payout") and $8,770 from the Company's match on Dr. Lopez's 401(k) contributions. Other compensation for Mr. Lamb in 2011 includes $200,000 from the LTRP payout and $10,095 from the Company's match on Mr. Lamb's 401(k) contributions. Other compensation for Mr. Riggs in 2011 includes $400,000 from the LTRP payout and $8,864 from the Company's match on Mr. Rigg's 401(k) contributions. Other compensation for Mr. Costello in 2011 is from the LTRP payout. Other compensation for Ms. Burcar in 2011 includes $220,000 from the LTRP payout and $1,641 from the Company's match on Ms. Burcar's 401(k) contributions. Other compensation for Dr. Lopez in 2010 includes $25,000 for a donation made by the Company on behalf of Dr. Lopez and $7,989 is the Company’s match on Dr. Lopez’s 401(k) contributions. Other compensation for Mr. Lamb and Mr. Riggs in 2010 and 2009 and Dr. Lopez for 2009 is the Company’s match on the officer’s 401(k) contributions.

Grants of Plan-Based Awards

The following table presents awards in 2011 under the Company’s various incentive award plans.

GRANTS OF PLAN-BASED AWARDS FOR 2011

		Estimated possible payouts under non-equity incentive plan awards			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
George A. Lopez, M.D.
Performance bonus (1)		$—	$837,500	$1,172,500
Stock option (2)	02/02/11				40,000	$43.12	$466,499
Stock option (2)	07/20/11				40,000	$43.62	$432,141
Scott E. Lamb
Performance bonus (1)		$—	$216,960	$295,066
Stock option (2)	02/02/11				15,000	$43.12	$174,937
Stock option (2)	07/20/11				15,000	$43.62	$162,053
Steven C. Riggs
Performance bonus (1)		$—	$165,000	$224,400
Stock option (2)	02/02/11				15,000	$43.12	$174,937
Stock option (2)	07/20/11				15,000	$43.62	$162,053
Richard A. Costello
Performance bonus (1)		$—	$168,000	$228,480
Stock option (2)	02/02/11				15,000	$43.12	$174,937
Stock option (2)	07/20/11				15,000	$43.62	$162,053
Alison D. Burcar
Performance bonus (1)		$—	$67,500	$91,800
Stock option (2)	02/02/11				10,000	$43.12	$116,625
Stock option (2)	07/20/11				10,000	$43.62	$108,035

(1)
Performance bonus is payable under the Performance-Based Incentive Plan if certain financial achievements by the Company in 2011 were met or exceeded. The amounts earned by our named executive officers from this bonus arrangement in 2011 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The material terms of the Performance-Based Incentive Plan are above discussed above under the caption “Performance-Based Bonuses.”

(2)
Options to purchase common stock of the Company were granted in 2011 to employees under the 2003 Stock Option Plan. The exercise price of options granted under the 2003 Plan is the fair market value of a share of common stock on the date of grant. All options granted under the 2003 Stock Option Plan in 2011 expire ten years from issuance and vest over four years, 25% on the first anniversary of issuance and the balance vests ratably on a monthly basis over the remaining 36 months.

Outstanding Equity Awards at December 31, 2011

The following table contains information about stock options of the Company held at December 31, 2011, by the named executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Number of securities underlying unexercised options (#)
Name	Exercisable	Unexercisable	Option exercise Price ($)	Option vesting date(s)		Option expiration date
George A. Lopez, M.D.	75,000	—	$19.46	03/09/02-03/09/04	(2)	03/09/12
	75,000	—	$25.62	06/08/02-06/08/04	(2)	06/08/12
	75,000	—	$23.77	09/10/02-09/10/04	(2)	09/10/12
	75,000	—	$28.62	12/09/02-12/09/04	(2)	12/09/12
	75,000	—	$33.55	03/08/03-12/31/04	(3)	03/08/13
	75,000	—	$30.18	06/09/03-12/31/04	(3)	06/09/13
	50,000	—	$36.03	09/09/03-12/31/04	(3)	09/09/13
	50,000	—	$36.87	12/09/03-12/31/04	(3)	12/09/13
	50,000	—	$26.15	03/09/04-03/09/06	(2)	03/09/14
	100,000	—	$31.20	10/16/04	(6)	04/16/14
	50,000	—	$32.68	06/09/04-12/31/04	(3)	06/09/14
	50,000	—	$29.27	09/09/04-12/31/04	(3)	09/09/14
	50,000	—	$34.18	12/09/04-12/31/04	(3)	12/09/14
	100,000	—	$32.92	10/16/05	(6)	04/16/15
	—	60,000	$35.00	08/14/12	(1)	08/14/17
	—	20,000	$25.51	03/11/13	(1)	03/11/18
	—	40,000	$28.39	07/22/13	(1)	07/22/18
	—	45,000	$32.07	02/04/14	(1)	02/04/19
	27,188	17,812	$38.85	07/22/10-07/22/13	(5)	07/22/19
	18,333	21,667	$32.31	02/04/11-02/04/14	(5)	02/04/20
	14,167	25,833	$37.00	07/21/11-07/21/14	(5)	07/21/20
	—	40,000	$43.12	02/02/12-02/02/15	(5)	02/02/21
	—	40,000	$43.62	07/20/12-07/20/15	(5)	07/20/21
	1,009,688	310,312
Scott E. Lamb	1,500	—	$37.83	12/31/04	(3)	01/31/15
	3,500	—	$32.92	10/16/05	(6)	04/16/15
	20,000	—	$40.96	08/01/11	(1)	08/08/16
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	15,000	$32.07	02/04/14	(1)	02/04/19
	9,062	5,938	$38.85	07/22/10-07/22/13	(5)	07/22/19
	6,875	8,125	$32.31	02/04/11-02/04/14	(5)	02/04/20
	5,313	9,687	$37.00	07/21/11/07/21/14	(5)	07/21/20
	—	15,000	$43.12	02/02/12-02/02/15	(5)	02/02/21
	—	15,000	$43.62	07/20/12-07/20/15	(5)	07/20/21
	46,250	108,750

	Number of securities underlying unexercised options (#)		Option exercise Price ($)	Option vesting date(s)		Option expiration date
Name	Exercisable	Unexercisable
Steven C. Riggs	3,750	—	$25.80	06/12/02-06/12/04	(2)	06/12/12
	7,500	—	$30.32	01/02/03-12/31/04	(3)	01/02/13
	8,000	—	$30.09	06/04/03-12/31/04	(3)	06/04/13
	3,750	—	$29.86	07/01/03-12/31/04	(3)	07/01/13
	3,500	—	$36.04	09/20/03-12/31/04	(3)	09/20/13
	1,000	—	$35.75	10/05/03-12/31/04	(3)	10/05/13
	3,500	—	$29.57	09/02/04-12/31/04	(3)	09/02/14
	3,500	—	$33.77	12/31/04	(3)	02/13/15
	3,500	—	$31.20	10/16/04	(6)	04/16/15
	7,000	—	$32.92	10/16/05	(6)	04/16/15
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	15,000	$32.07	02/04/14	(1)	02/04/19
	9,062	5,938	$38.85	07/22/10-07/22/13	(5)	07/22/19
	6,875	8,125	$32.31	02/04/11-02/04/14	(5)	02/04/20
	5,313	9,687	$37.00	07/21/11-07/21/14	(5)	07/21/20
	—	15,000	$43.12	02/02/12-02/02/15	(5)	02/02/21
	—	15,000	$43.62	07/20/12-07/20/15	(5)	07/20/21
	66,250	108,750
Richard A. Costello	10,000	—	$36.04	01/02/04	(4)	09/20/13
	1,000	—	$36.17	09/28/03-12/31/04	(3)	09/28/13
	13	—	$30.35	01/02/04	(4)	02/05/14
	10,000	—	$32.61	01/01/07	(4)	04/08/15
	10,000	—	$32.92	10/16/05	(6)	04/16/15
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	15,000	$32.07	02/04/14	(1)	02/04/19
	9,062	5,937	$38.85	07/22/10-07/22/13	(5)	07/22/19
	6,875	8,125	$32.31	02/04/11-02/04/14	(5)	02/04/20
	5,313	9,688	$37.00	07/21/11-07/21/14	(5)	07/21/20
	—	15,000	$43.12	02/02/12-02/02/15	(5)	02/02/21
	—	15,000	$43.62	07/20/12-07/20/15	(5)	07/20/21
	52,263	108,750
Alison D. Burcar	2,500	—	$36.04	09/20/03-12/31/04	(3)	09/20/13
	20,000	—	$41.96	07/15/11	(1)	07/15/16
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	10,000	$32.07	02/04/14	(1)	02/04/19
	1,813	1,187	$38.85	07/22/10-07/22/13	(5)	07/22/19
	458	542	$32.31	02/04/11-02/04/14	(5)	02/04/20
	1,771	3,229	$37.00	07/21/11-07/21/14	(5)	07/21/20
	—	10,000	$43.12	02/02/12-02/02/15	(5)	02/02/21
	—	10,000	$43.62	07/20/12-07/20/15	(5)	07/20/21
	26,542	74,958

(1)	Vests five years from date of grant.

(2)	Vested one-third annually.

(3)	Scheduled to vest one-third annually. Vesting of unvested shares was accelerated on 12/31/04.

(4)	Vested upon achievement of certain performance goals, as specified in the option agreement.

(5)	Vests one quarter after one year, monthly for 36 months thereafter.

(6)	Vested six months from date of grant.

Option Exercises

The following table contains information about stock options of the Company exercised during 2011, by the named executive officers of the Company.

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
George A. Lopez, M.D.	375,000	$15,827,969
Scott E. Lamb	—	$—
Steven C. Riggs	3,750	$169,133
Richard A. Costello	21,000	$884,070
Alison D. Burcar	—	$—

Potential Payments upon Termination or Change in Control

As described in Compensation Discussion and Analysis, the Company has arrangements with all named executive officers to make certain payments in the event of a termination of their employment in connection with a change in control of the Company.

Payments to Dr. Lopez would have included the following if the change in control and termination of employment had occurred at December 31, 2011. Dr. Lopez would have received a lump sum payment based on 360 percent of his annual salary and total potential performance bonus for 2011 payable within 30 days after the date of termination. Annual benefits would continue for dental insurance, life insurance and disability insurance to December 31, 2013. Unvested stock options would vest. The Company would have paid commercially reasonable fees to an executive outplacement firm for Dr. Lopez. If any of these payments or benefits were subject to excise tax under Section 4999 of the Code, Dr. Lopez would have been entitled to the payments and benefits either (i) delivered in full or (ii) reduced such that no portion of the payments or benefits would be subject to the excise tax, whichever would be more favorable to Dr. Lopez on an after tax basis. However, as a result of the November 2010 amendment to Dr. Lopez’s retention agreement, he is no longer entitled to receive any tax gross-up or tax reimbursement payments in connection with these payments. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company would not be entitled to a tax deduction for any amounts paid to Dr. Lopez to the extent that such payments plus other compensation in the year of termination of employment, excluding compensation that qualifies as performance-based compensation, exceed $1 million.

Payments to Mr. Lamb, Mr. Riggs, Mr. Costello and Ms. Burcar would have included the following if the change in control and termination of employment had occurred at December 31, 2011. Each officer would have received 120 percent of their annual salary and total potential performance bonus for 2011, payable within 60 days of the date of termination. Annual benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through to December 31, 2012. Unvested stock options would vest. The Company would have paid up to $10,000 to an executive outplacement firm for each officer.

The following table summarizes the option data and payments that would have been made if a named executive officer were terminated in connection with a change in control of the Company on December 31, 2011.

	George A. Lopez, M.D.	Scott E. Lamb	Steven C. Riggs	Richard A. Costello	Alison D. Burcar
Number of options that would accelerate	310,312	108,750	108,750	108,750	74,958

Intrinsic value of accelerated options	$2,957,614	$1,020,972	$1,020,972	$1,020,972	$762,911
Salary	$2,412,000	$433,920	$396,000	$403,200	$270,000
Bonus	$3,822,599	$322,836	$245,520	$249,984	$92,340
Benefits	$1,030	$8,248	$8,244	$8,248	$8,244
Executive placement costs*	$—	$10,000	$10,000	$10,000	$10,000
Total	$9,193,243	$1,795,976	$1,680,736	$1,692,404	$1,143,495

*Dr. Lopez is entitled to commercially reasonable executive placement costs.

As described in Compensation Discussion and Analysis, upon termination of employment with the Company due to disability, the named executive officers would receive a lump sum payment equal to 50% of the executive officer’s respective base salary. Payments if a termination due to disability had occurred at December 31, 2011 would have been: $335,000 to Dr. Lopez, $180,800 to Mr. Lamb, $165,000 to Mr. Riggs, $168,000 to Mr. Costello and $112,500 to Ms. Burcar.

Compensation of Directors

In 2011, we paid our non-employee directors an annual retainer of $35,000, plus $1,000 per day for attendance at meetings of the Board of Directors or $500 if the meeting is telephonic. Our lead director is paid an additional annual retainer of $15,000. Pay for attendance at meetings of the Audit Committee of the Board of Directors by the Chairperson of the Committee is $1,500 per day or $750 if the meeting is telephonic and for other Board of Director attendees is $1,000 per day or $375 if the meeting is telephonic. Pay for attendance at meetings of the Compensation Committee and Nominating Governance Committee of the Board of Directors by the Chairperson of the Committee is $1,500 per day or $750 if the meeting is telephonic and for other Board of Director attendees is $750 per day or $375 if the meeting is telephonic. Each Chairperson of a Committee of the Board of Directors also receives an annual retainer. The annual retainer for the Audit Committee Chairperson, the Compensation Committee Chairperson and the Nominating Governance Committee Chairperson is $18,500, $7,500 and $5,000, respectively.

The Company adopted a program effective January 1, 2008 to grant each director who is not an employee of the Company an option to purchase 1,500 shares of common stock quarterly on the date that is two days after the public announcement of the Company’s earnings for the immediately preceding quarter. Options granted in 2008 and the first half of 2009 become exercisable in four equal annual installments commencing one year after the grant date. Options granted in the second half of 2009 and thereafter become exercisable after one year. In the event of a change in control of the Company, the vesting of the options will accelerate. All the option grants expire ten years after the grant date.

In February 2012, the directors received a quarterly option grant to purchase 1,875 shares of our common stock. These options will become exercisable one year after the grant date and expire ten years after the grant date. The February 2012 option grant is expected to be the last quarterly option grant to the directors as the Compensation Committee has adopted a new methodology for director equity compensation. Beginning with the May 2012 annual meeting of the stockholders, our non-employee directors will be entitled to receive an annual equity grant of options and restricted stock units valued at $110,000 in the aggregate to replace their former quarterly stock option grants. Half of this annual equity package will consist of restricted stock units and the other half will consist of stock options with the value of the February 2012 option granted included for this purpose. The restricted stock units and stock options will vest fully on the first anniversary of the grant date or the next annual meeting of the stockholders, whichever is earlier.

The following table shows all compensation awarded to, earned by or paid to each of the Company’s directors in 2011 who were not employees of the Company.

2011 DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Option awards ($) (1)(2)	Total ($)
Jack W. Brown	$54,375	$40,845	$95,220
John J. Connors	$51,875	$40,845	$92,720
Michael T. Kovalchik, III, M.D.	$79,250	$40,845	$120,095
Joseph R. Saucedo	$80,125	$40,845	$120,970
Richard H. Sherman, M.D.	$59,500	$40,845	$100,345
Robert S. Swinney, M.D.	$46,625	$40,845	$87,470

(1)
In 2011, each director listed above was granted options to purchase common stock of the Company as follows: February 2, 2011, 1,500 options with a grant date fair value of $11,374; April 20, 2011, 1,500 options with a grant date fair value of $10,528; July 20, 2011, 1,500 options with a grant date fair value of $9,656; October 19, 2011, 1,500 options with a grant date fair value of $9,287. See Note 5 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for assumptions used in valuation of these options.

(2)
At December 31, 2011, directors held options to purchase shares of common stock of the Company as follows: Mr. Brown 71,875; Mr. Connors 66,250; Dr. Kovalchik 67,375; Mr. Saucedo 65,125; Dr. Sherman 71,875; and, Dr. Swinney 71,875.

Equity Compensation Plan Information

We have a 2011 Stock Incentive Plan under which we may grant restricted stock or options to purchase our common stock to our employees, directors and consultants. We had a 2001 Directors’ Stock Option Plan under which we granted options to purchase our common stock to our directors, which plan expired in November 2011. We also had a 1993 Stock Incentive Plan and a 2003 Stock Option Plan, under which we granted options to purchase common stock to the employees, which plans expired in January 2005 and May 2011, respectively.  We also have an Employee Stock Purchase Plan.  All plans were approved by our stockholders.  Further information about the plans is in Note 5 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Certain information about the plans at December 31, 2011, is as follows:

Number of shares remaining
Number of shares to be issued upon	Weighted-average exercise	available for future issuance under
exercise of outstanding options,	price of outstanding	equity compensation plans
warrants and rights	options, warrants and rights	(excluding shares reflected in column (a))
(a)	(b)	(c)*
2,745,428	$33.28	1,168,553

*As of December 31, 2011, there were 381,853 shares of common stock available for issuance under our Employee Stock Purchase Plan, which are included in this amount.

Transactions with Related Persons

Since the beginning of 2010, the Company has not entered into or participated in any transaction required to be disclosed by Item 404(a) of Regulation of S-K.

Policies and Procedures Regarding Transactions with Related Persons

The Company attempts to review all related person transactions to ensure fairness to the Company and proper disclosure under SEC rules. Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related person transactions. Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest. In determining whether to approval a related party transaction, the Audit Committee considers the general fairness of the transaction to the Company, including the material terms and conditions of the proposed transaction, the related party’s interest, the amount involved in the transaction and whether the transaction is on terms comparable to terms available in a transaction involving an unrelated third party.

Pursuant to our written Code of Business Conduct and Ethics, each executive officer or director must receive approval of the Nominating/Governance Committee or the Board of Directors prior to engaging in certain transactions that are likely to involve a conflict of interest.

Director Independence

The Board of Directors has determined that Messrs. Brown, Connors and Saucedo and Drs. Kovalchik, Sherman and Swinney are independent directors as defined by the NASDAQ Listing Rules. During the course of its review, the Board of Directors considers transactions and relationships between each director (and such director’s immediate family) and the Company and its affiliates against the independence requirements of NASDAQ, and in the case of the Audit Committee, the SEC rules.

Board Meetings and Committees and Attendance at Meetings

During 2011, the Board met eleven times, the Compensation Committee met ten times, the Audit Committee met eight times and the Nominating Committee met five times. All directors, except Dr. Swinney, attended more than 75% of the total of all meetings of the Board and any committees on which he serves. Dr. Swinney was absent from certain meetings in 2011 due to an accident that required extended hospitalization. Dr. Swinney attended 64% of the Board meetings, 80% of the Compensation Committee meetings and 60% of the Nominating/Corporate Governance Committee meetings in 2011.

It is the policy of the Company to invite and encourage all members of the Board of Directors to attend the annual meeting of stockholders, which was held by remote communication. In 2011, four directors attended the annual meeting.

Director Legal Proceedings

During the past ten years, no director, executive officer or nominee for our Board of Directors has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become our director or executive officer. During the past ten years, no director, executive officer or nominee for our Board of Directors has had judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; judicial or administrative proceedings based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement of such actions; or any disciplinary sanctions or orders imposed by stock, commodities, or derivatives exchanges or other self-regulatory organizations.

Board Leadership Structure

Dr. Lopez has served as the President, CEO and Chairman of the Board since 1989 and founded the Company in 1984. The Board of Directors believes that Dr. Lopez is best situated to serve as Chairman of Board based upon his significant leadership position with the Company and his extensive knowledge about the Company’s business and industry. In addition, the Board of Directors believes that Dr. Lopez’s combined roles as Chairman and President and CEO position him to effectively identify strategic priorities for the Company and to lead Board discussions on the execution of Company strategy. While each of the Company’s non-employee directors brings unique contributions to our Board of Directors, Dr. Lopez’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and President and CEO helps promote the Company’s overall strategic development and facilitates the efficient flow of information between management and the Board.

In January 2011, the Board appointed Michael T. Kovalchik, III, M.D. as the Board’s Lead Independent Director. The independent directors regularly meet in executive sessions in connection with regular meetings of the Board, which executive sessions are presided over by Dr. Kovalchik.

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full Board and its committees, including its Audit, Nominating Corporate Governance, and Compensation Committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board is responsible for oversight and direction, management is charged with identifying risk and establishing appropriate internal processes and an effective internal control environment to identify and manage risks and to communicate information about risk to the Board. Committees of the Board also play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls. In fulfilling its duties, the Audit Committee considers information from our independent registered public accounting firm, Deloitte and Touche, LLC, and our internal auditors. Additionally, the Compensation Committee periodically reviews the Company’s compensation policies and profile with management to ensure that compensation supports the Company’s goals and strategic objectives without creating risks that may have a material adverse effect on the Company.

Compensation Policies and Practices and Risk Management
The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:
·        A Balanced Mix of Compensation Components - The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives.
·        Multiple Performance Factors - Our incentive compensation plans use both company-wide metrics (accounting for 90% or more of the weighting under our incentive plan for our named executive officers) and individual performance (accounting for 10% or less of the weighting under our incentive plan for our named executive officers), which encourage focus on the achievement of objectives for the overall benefit of the Company.
·        Capped Incentive Awards - Annual incentive awards are capped at 140% of target.
·        Multi-year Vesting - Equity awards vest over multiple years requiring long-term commitment on the part of employees.
·        Benchmarking - The Compensation Committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.
·        Corporate Governance Programs - We have implemented corporate governance guidelines, a code of conduct and other corporate governance measures and internal controls.
The Compensation Committee also reviews the key design elements of our compensation programs in relation to industry practices, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board of directors.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Officers. A copy is available on the Company’s website, www.icumed.com. The Company will disclose any future amendments to, or waivers from, the Code of Business Conduct and Ethics for Directors and Officers on our website within four business days following the date of the amendment or waiver.

Nominating / Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Mr. Connors and Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent as defined by the Nasdaq Listing Rules. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on July 25, 2003, a copy of which can be found on the Company’s website, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the Nasdaq Listing Rules; diversity; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company.

While the Nominating Committee does not have a specific policy in place, it believes that diversity brings different perspectives to a board of directors which leads to a more varied approach to board issues. The Company has a general non-discrimination policy, which the Nominating Committee observes when considering candidates for the board of directors. While not giving specific weight to any aspect of diversity, the Board of Directors believes that its current composition has an appropriate level of diversity with respect to ethnicity and professional experience.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others.

The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are discussed below under “Nomination of Directors and Submission of Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

The Nominating Committee has approved and recommended to the Board the nominations of Jack W. Brown and Richard H. Sherman, M. D. for re-election as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the re-election of the two candidates was appropriate.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of three directors, Messrs. Brown, Connors and Saucedo (Chairman) all of whom are independent directors as defined by the Nasdaq Listing Rules and Rule 10A(3)(b)(1) of the Exchange Act. As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements.

The Company’s Board of Directors adopted a revised Audit Committee charter on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com.

The Board of Directors has determined that Joseph R. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations.

Audit Committee Report

The Company’s audited consolidated financial statements are included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual on Form 10-K.

AUDIT COMMITTEE
Joseph R. Saucedo, Chairman
John J. Connors
Jack W. Brown
Compensation Committee

The Board of Directors has a Compensation Committee, consisting of Messrs. Brown and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee, none of whom are employees, former employees of, or consultants to, the Company are independent directors as defined by the Nasdaq Listing Rules. The Compensation Committee operates pursuant to a charter adopted by the Board of Directors, a copy of which can be found on the Company’s website, www.icumed.com. The Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation. It reviews the performance of the Company and the CEO, sets performance objectives, establishes the compensation of the CEO, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, and awards under the bonus and incentive plans. The Compensation Committee engaged Compensia to consult on the performance-based compensation structure and awards, including the Performance-Based Incentive Plan and to provide market data and other analysis for compensation of executive officers and Board members. Prior to making its decisions for executive officers other than the CEO, the Compensation Committee receives recommendations from the CEO as to the amounts and types of compensation and other awards for those executive officers.

Compensation Committee Report

The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. The Compensation Committee has reviewed and discussed the CD&A with management of the Company. Based on these reviews and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE
Michael T. Kovalchik III, M.D., Chairman
Jack W. Brown
Joseph R. Saucedo
Richard H. Sherman, M.D.
Robert S. Swinney, M.D.

Shareholder Communications

The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s website, www.icumed.com.

In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

Compensation Committee Interlocks and Insider Participation

During 2011, no member of the Compensation Committee was a current or former employee or officer of the Company, and no interlocking relationship existed, between any member of our compensation committee and any member of any other company’s board of directors or compensation committee. The Compensation Committee consists of Messrs. Brown and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports on prescribed forms regarding ownership of and transactions in the common stock with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it and written representations that no Forms 5 were required to be filed, the Company believes that with respect to 2011 all Section 16(a) filings were filed on a timely basis.

Proposals Requiring Your Vote

Proposal 1 - Election of Directors

Nominees and Directors

Two of the seven directors currently constituting the Board of Directors are to be elected at the Annual Meeting to hold office until the 2015 Annual Meeting and until their successors are elected and qualified. The Company's Board of Directors is divided into three classes. Each year a different class of directors is elected at the Annual Meeting to a three-year term.

In the election of directors, the Board recommends that you vote FOR Jack W. Brown and Richard H. Sherman, M.D. , who are now members of the Board and whose current terms of office are expiring.
It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

The following are summaries of the background, business experience and descriptions of the principal occupations of the directors.

Jack W. Brown

Mr. Brown, 72, has been a director since 1992. He is the former Chairman of the Board and President of Gish Biomedical, Inc., a manufacturer of disposable medical devices for cardiovascular surgery and vascular access devices. His experience includes management positions at Bentley Laboratories and Baxter Laboratories. Mr. Brown has a background in manufacturing, marketing and product development. The Board believes that Mr. Brown’s leadership experience at a medical device company gives him a breadth of knowledge and a unique perspective on the competitive nature of the industry. Mr. Brown’s current term expires in 2012.

Richard H. Sherman, M.D.

Dr. Sherman, 65, has been a director since 1990, and serves as chair of the Governance Committee. He is a physician in private practice with privileges in Internal Medicine and Cardiology at Bayhealth Medical Center, Milford, Delaware. He established and directed the Noninvasive Cardiology Laboratory, and the Cardiac Rehabilitation Program for Milford Memorial Hospital. He has been elected to local, county and state medical leadership positions and has served on non-profit and private boards and their committees. Currently he serves on the Credentials Committee of Bayhealth Medical Center and the Budget and Finance Committee of the Medical Society of Delaware. He is an active participant in the National Association of Corporate Directors programs. The Board is well served by Dr. Sherman’s broad medical and leadership experience. Dr. Sherman’s term expires in 2012.

George A. Lopez, M.D.

Dr. Lopez, 64, has been a director since 1984. He is the founder of the Company and has served as Chairman of the Board, President and CEO since 1989. The Board has nominated Dr. Lopez for election as a director due to his knowledge of the day-to-day operations of the Company, particularly in the areas of research, product development and manufacturing processes. His extensive experience with the Company and industry knowledge provides an invaluable insight to the Board on issues involving the Company and its goals. Furthermore, the Board believes that including the CEO as a director is an efficient way of ensuring continuity between the development and execution of the Company’s business strategies. Dr. Lopez’s current term expires in 2013.

Robert S. Swinney, M.D.

Dr. Swinney, 66, has been a director since 1998 and previously served as a director from 1989 to October 1995. Dr. Swinney has more than 30 years experience as a critical care physician in a large, public teaching hospital, where he has formerly served as the critical care unit director and Chair of the ICU Committee. Dr. Swinney also has as experience in private primary care practice and emergency medicine. He holds two patents for medical products and, in his daily work, is frequently called upon to examine and evaluate new medical products. The Board is well served by Dr. Swinney’s medical and leadership experience. Additionally, the Board has benefitted from Dr. Swinney’s work with patents, which has provided him with a high level of technical expertise and as well as his ongoing work, which keep him current on new developments in medical technology. Dr. Swinney’s current term expires in 2013.

John J. Connors, Esq.

Mr. Connors, 72, has been a director since 1992 and previously served as a director from December 1988 to July 1989. He is a patent attorney and the founder of Connors & Associates PC, a professional law corporation specializing in intellectual property law. Mr. Connors is a member of the Orange County Bar Association, the Orange County Patent Law Association, the Los Angeles Intellectual Property Law Association, and the Association of Corporate Patent Counsel. The Board has determined to nominate Mr. Connors for election in part because it believes that his considerable technical knowledge, particularly his experience in the areas of patent acquisition, patent infringement, and the negotiation of the sale and licensing of intellectual property, brings a unique and valued perspective to the Board. Mr. Connors’ current term expires in 2014.

Michael T. Kovalchik, III, M.D.

Dr. Kovalchik, 66, has been a director since 1989 and serves as Chair of the Compensation Committee. Dr. Kovalchik is a physician and the Director of DaVita Healthcare Kidney Center, Torrington, Connecticut. He serves as Chairman of the Ethics Committee, Charlotte Hungerford Hospital, Torrington, Connecticut. The Board has determined to nominate Dr. Kovalchik for election in part due to his extensive medical knowledge and his compensation committee leadership experience. Dr. Kovalchik’s current term expires in 2014.

Joseph R. Saucedo

Mr. Saucedo, 69, has been a director since 2001 and serves as Chair of the Audit Committee. He is Chairman and President of Bolsa Resources, Inc., a business management consulting firm that provides both management consulting and financial accounting function support to manufacturing companies. He has a Masters in Business Administration. Mr. Saucedo’s 30 years of financial and accounting experience include serving as President and CEO of a financial institution where he was responsible for overseeing the performance of the company, as an auditor for a major auditing firm, and currently, the review, analysis and evaluation of clients’ financial statements and financial consulting to manufacturing concerns. The Board has determined to nominate Mr. Saucedo to the Board in part because it believes that his financial knowledge and experience is valuable to the Board, particularly with respect to his service on the Audit Committee. Additionally, his wide range of experiences from the CEO of a financial institution to an auditor at a major auditing firm provide him with insight into all financial aspects of a company. The Board has determined that Mr. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and SEC regulations. Mr. Saucedo’s current term expires in 2014.

Proposal 2 - Selection of Auditors
Deloitte & Touche, LLP (“Deloitte”) has been the Company’s independent registered public accounting firm since its selection by the Audit Committee on March 19, 2008. Deloitte was most recently ratified by the stockholders at the 2011 Annual Meeting as the independent registered public accounting firm of the Company for the year ending December 31, 2011.
The Audit Committee has appointed Deloitte to continue as the independent registered accounting firm of the Company for the year ended December 31, 2012. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte.
Fees Paid to Auditors
It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee. Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter. In 2011 and 2010, all fees to our auditors were pre-approved by the Audit Committee.

Deloitte was our independent registered public accounting firm in 2011 and 2010. Fees billed by Deloitte for 2011 and 2010 were as follows:

	2011	2010
Audit fees	$666,975	$969,647
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees *	$28,679	$185,800
*Fees associated with due diligence in connection with an acquisition opportunity
Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), the Board of Directors is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

At the 2011 Annual Meeting, more than 84% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement for that meeting, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results. Nevertheless, as we have discussed in this Compensation Discussion and Analysis under the heading “Executive Summary”, the Compensation Committee has made important changes to our executive compensation programs in 2011 and 2012 which demonstrate its ongoing commitment to aligning the Company's executive compensation with the interests of our shareholders and current market practice, including a continuing move towards increasing pay for performance compensation methodologies.

In light of the advisory vote at the 2011 Annual Meeting of stockholders on the frequency of “say-on-pay” advisory votes, the Compensation Committee of the Company's Board of Directors has unanimously recommended, and the Company's Board of Directors has unanimously approved, that the Company will hold an annual stockholder advisory vote on executive compensation, including a vote at the 2012 Annual Meeting. The Board of Directors encourages stockholders to review the Compensation Discussion and Analysis in this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by the Compensation Committee and the Board of Directors with respect to the Company’s named executive officers for 2011.

As discussed in Compensation Discussion and Analysis, our named executive officers’ compensation is primarily comprised of base pay, bonus pay and equity awards and is based on the following.

•	Base pay is generally set at approximately the 50th to 75th percentile of similar positions in our peer group.

•
Cash bonus payouts are based on the Company’s annual performance against financial targets (total revenue, operating income and diluted earnings per share) and individual goals for our named executive officers except Dr. Lopez, whose bonus is based 100% on the annual performance metrics.

•
Equity awards are generally consistent with our peer group and to complement the overall compensation package to achieve a total compensation of approximately the 50th to 75th percentile of our peer group.

The Board of Directors believes that our executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of ICU Medical, Inc. approve the compensation paid to the Company’s named executive officers as described in this Proxy Statement under “Executive Officer and Director Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the Company’s named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers.
Proposal 4 - Approval of Amendments to 2011 Stock Incentive Plan
General
We are asking our stockholders to approve amendments to our 2011 Stock Incentive Plan (the “2011 Plan”) to increase the number of shares which can be subject to wards thereunder by 750,000 shares and to change the number of shares counted against available shares for any 2011 Plan award other than options and SARs from the current 2.22:1 ratio to 2.09:1. On March 13, 2012, the Board of Directors approved these two amendments to the 2011 Plan subject to stockholder approval at the 2012 Annual Meeting. Approval of these amendments to the 2011 Plan requires that the votes cast affirmatively exceed the votes cast negatively on the matter
As of March 19, 2012, we have only 537,812 shares available for grant under the 2011 Plan. At the end of 2011, our Director's Stock Option Plan expired with 318,750 shares available for grant at the time of its expiration. The amendments will not only add to the 2011 Plan the number of shares that became unavailable when the Director's Stock Option Plan expired but also add an additional 431,250 shares to be used for future grants to eligible individuals under the 2011 Plan. Our intention continues to be that the 2011 Plan be used to attract and retain key talent, encourage stock ownership by our employees, non-employee directors and consultants, to better align with governance best practices, and to receive a federal income tax deduction for certain compensation paid under this plan.. We believe strongly that the approval of the 2011 Plan is essential to our ability to attract and retain outstanding and highly skilled employees, especially in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate employees to achieve our goals. The proposed terms of the 2011 Plan are designed to allow the Company to continue to attract, retain and motivate people whose skills and performance are critical to the Company's success. Unlike the time vested option awards under the 2003 Plan, the new 2011 Plan would permit the Compensation Committee to make equity awards that better accomplish the Committee's pay for performance goals. We will continue to monitor the environment in which we operate and make changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value.
The Board of Directors unanimously recommends a vote FOR the approval of the proposed amendment as to our 2011 Stock Incentive Plan.

A general description of the principal terms of the 2011 Plan is set forth below. This description is qualified in its entirety by the terms of the 2011 Plan, a copy of which is attached hereto as Annex A.

Burn Rate and Overhang
In administering our equity compensation program, we consider both our “burn rate” and our “overhang”. We define “burn rate” in a given year as the total number of Shares that underlie the equity compensation awards granted in that year, divided by the undiluted weighted average Shares outstanding during the year. Our burn rate in 2011 was 2.1% and our three year average burn rate from 2009-2011 was 1.9%.
We define “overhang” as of a given date as: the sum of the total number of Shares that underlie outstanding equity awards plus the total number of Shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan Shares”); divided by the sum of total plan Shares and Shares outstanding as of such date. Our overhang as of December 31, 2011 was 22.0%, and on a pro forma basis (assuming the 750,000 increase to the number of shares in the 2011 Plan was authorized as of December 31, 2011) our overhang as of December 31, 2011 would have been 25.2%.
We believe that our overhang (both on an actual basis and on a pro forma basis) and our burn rate are reasonable in relation to our peer group and reflect a judicious use of equity for compensation purposes. Our overhang also reflects the fact that we encourage option holders to hold their awards for extended periods of time after vesting. We believe these both have the effect of extending the period during which the average equity award is reflected in the overhang calculation.
General Description
Purpose. The purposes of the 2011 Plan are to attract and retain the best available personnel, to provide additional incentives to our employees, consultants and directors through ownership of our Shares, and to promote the success of the Company's business.
Shares Reserved for Issuance under the 2011 Plan. The maximum aggregate number of Shares which may be issued pursuant to all awards under the 2011 Plan currently is 901,700 (i.e. 650,000 Shares plus the 251,700 that remained available for grants under the 2003 Plan which has been displaced by the 2011 Plan). If the proposed amendments to the 2011 Plan are approved by our stockholders, the number of shares which may be issued pursuant to awards under the 2011 will be 1,651,700 shares. In addition, any Shares that would otherwise return to the 2003 Plan as a result of the forfeiture, termination or expiration of awards previously granted will be available under the 2011 Plan. The number of Shares available under the 2011 Plan is subject to adjustment in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure.
The maximum number of Shares with respect to which options and stock appreciation rights that may be granted to a participant during a calendar year is five hundred thousand (500,000) Shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares subject to such awards that may be granted to a participant during a calendar year is two hundred fifty thousand (250,000) Shares. The foregoing limitations will be adjusted proportionately by the plan administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure, and its determination shall be final, binding and conclusive.
Share Counting. Shares issued in connection with options and SARs are charged against the 2011 Plan's share reserve on the basis of one (1) Share for each Share issued in connection with such awards (and shall be counted as one (1) Share for each Share that is returned or deemed not to have been issued from the 2011 Plan). Each Share subject to awards other than options and stock appreciation rights are currently charged against the 2011 Plan's share reserve on the basis of 2.22 Shares for each Share issued in connection with such awards (and are counted as 2.22 Shares for each Share that is returned or deemed not to have been issued from the 2011 Plan). If the proposed amendments to the 2011 Plan are approved by stockholders this 2.22:1 share ratio will be changed to 2.09. Any Shares covered by an award which is forfeited, canceled, expires or is settled in cash, is deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued under the 2011 Plan. Shares that have been issued under the 2011 Plan pursuant to an award are not be returned to the 2011 Plan and do not become available for future grant under the 2011 Plan, except where unvested Shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value. Shares tendered or withheld in payment of an option exercise price, Shares withheld by the Company to pay any tax withholding obligation, and all Shares covered by the portion of a stock appreciation right that is exercised are not be returned to the 2011 Plan and do not become available for future issuance under the 2011 Plan.
Administration. The 2011 Plan is administered, with respect to grants to officers, employees, directors, and consultants, by the 2011 Plan administrator (the “Administrator”), defined as the Board or one (1) or more committees designated by the Board. The Compensation Committee currently acts as the Administrator. With respect to grants to Officers and Directors, the Compensation Committee is to be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.
No Repricings without Stockholder Approval. The Company must obtain stockholder approval prior to (i) the reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2011 Plan or (ii) the cancellation of an option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying Shares, in exchange for another option, restricted stock or other award or for cash (unless the cancellation and exchange occurs in connection with a Corporate Transaction). Notwithstanding the foregoing, cancelling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original option or stock appreciation right is not subject to stockholder approval.
Terms and Conditions of Awards. The 2011 Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2011 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the Shares subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options are treated as nonqualified stock options. Under the 2011 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2011 Plan is designated in an award agreement.
Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of Shares or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above, to approve award agreements for use under the 2011 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2011 Plan, to construe and interpret the terms of the 2011 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2011 Plan, as the Administrator deems appropriate.
The term of any award granted under the 2011 Plan is stated in the applicable award agreement but may not exceed a term of more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us), excluding any period for which the participant has elected to defer the receipt of the Shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.
The 2011 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of nonqualified stock options, stock appreciation rights, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per Share on the date of grant. In the case of all other awards granted under the 2011 Plan, the exercise or purchase price is determined by the Administrator. The exercise or purchase price is generally payable in cash, check, Shares or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

Under the 2011 Plan, the Administrator may establish one or more programs under the 2011 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2011 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.
Section 162(m) of the Code. The maximum number of Shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is five hundred thousand (500,000) Shares. The foregoing limitation will be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company's “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of Shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award will continue to count against the maximum number of Shares with respect to which an award may be granted to a participant.
For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares subject to such awards that may be granted to a participant during a calendar year is two hundred fifty thousand (250,000) Shares. The foregoing limitation will be adjusted proportionately by the plan administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates (or, if earlier, the date after which 25% of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.
Under Code Section 162(m), a “covered employee” is the Company's chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.
The 2011 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) change in Share price, (ii) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per Share (basic or diluted) or other measure of earnings; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or stockholders' equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) days' sales outstanding; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (xiii) revenue; (xiv) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (xv) earnings before interest, taxes and depreciation; (xvi) economic value created or added; (xvii) market share; (xviii) sales or net sales; (xix) sales or net sales of particular products; (xx) gross profits; (xxi) net income; (xxii) inventory turns; (xxiii) revenue per employee; and (xxiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals. The performance criteria may be applicable to the Company, any parent or subsidiary of the Company, and/or any individual business units of the Company or any parent or subsidiary of the Company.
Change in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by outstanding awards, the number of Shares that have been authorized for issuance under the 2011 Plan, the exercise or purchase price of each outstanding award, the maximum number of Shares that may be granted subject to awards to any participant in a calendar year, and the like, will be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or (iii) any other transaction with respect to our Shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.” Any such adjustment is made by the Administrator and its determination shall be final, binding and conclusive.
Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding awards under the 2011 Plan will terminate unless the awards are assumed in connection with the Corporate Transaction. In addition, except as provided otherwise in an individual award agreement, for the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee's Continuous Service has not terminated prior to such date.
Change in Control. Except as provided otherwise in an individual award agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each award which is at the time outstanding under the 2011 Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such award, provided that the Grantee's Continuous Service has not terminated prior to such date.
Amendment, Suspension or Termination of the 2011 Plan. The Board may at any time amend, suspend or terminate the 2011 Plan. The 2011 Plan will terminate on May 13, 2021 unless earlier terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the 2011 Plan in such a manner and to such a degree as required.
Certain Federal Tax Consequences
The following summary of the federal income tax consequences of the 2011 Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.
Nonqualified Stock Options. The grant of a nonqualified stock option under the 2011 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the Shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant's total compensation is deemed reasonable in amount. Any gain or loss on the participant's subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.
A nonqualified stock option can be considered deferred compensation and subject to Section 409A of the Code. A nonqualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Incentive Stock Options. The grant of an incentive stock option under the 2011 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the Shares. If the participant does not dispose of the Shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.
If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of

(i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant's total compensation is deemed reasonable in amount.
The “spread” under an incentive stock option-i.e., the difference between the fair market value of the Shares at exercise and the exercise price-is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant's alternative minimum tax liability exceeds such participant's regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the Shares within the calendar year in which the incentive stock options are exercised. However, such a sale of Shares within the year of exercise will constitute a disqualifying disposition, as described above.
Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient's total compensation is deemed reasonable in amount.
A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant's total compensation is deemed reasonable in amount. Any gain or loss on the recipient's subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.
Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.
Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or Shares. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the Shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any Shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such Shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the Shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient's total compensation is deemed reasonable in amount.
Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the

Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.
Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual's total compensation is deemed reasonable in amount.
2011 Plan Benefits

The grant of awards under the 2011 Plan, including grants to the executive officers named in the Summary Compensation Table below, is subject to the discretion of the Administrator. The following table sets forth information with respect to the grant of options under the 2011 Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the Company's last fiscal year. The level of past grants is not necessarily indicative of the level of future grants.

Name of Individual or Identity of Group and Position	Securities Underlying Options Granted (#)
George A Lopez. M.D.	128,857
Chairman, Chief Executive Officer and President
Scott E. Lamb	38,772
Chief Financial Officer, Secretary and Treasurer
Steven C. Riggs	35,683
Vice President of Operations
Richard A. Costello	28,847
Vice President of Sales
Alison D. Burcar	19,421
Vice President of Product Development

Nominees for election as director:
Jack W. Brown	1,875
Richard H. Sherman, M.D.	1,875

All current executive officers, as a group (5 persons)	251,580
All non-employee directors as a group	9,375
All other employees (including all current officers who are not executive officers) as a group	66,450

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended December 31, 2011 is being mailed to all stockholders together with this Proxy Statement.
THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MARCH 19, 2012. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEBSITE, WWW.ICUMED.COM.

NOMINATION OF DIRECTORS AND SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to nominate persons for election as directors at an annual meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s bylaws, and the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company.

Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stock holder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s bylaws,

In connection with the 2013 Annual Meeting, each of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not earlier than January 9, 2013 and not later than February 8, 2013. If the date of the 2013 Annual Meeting is advanced or delayed more than 30 days from May 11 (the one year anniversary of this year’s annual meeting), then in each case for notice by the stockholder to be timely, it must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the later of (i) the 90th day prior to the 2013 Annual Meeting or (ii) the 15th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made.
Consistent with SEC rules, the deadline by which notice of a proposal that a stockholder is seeking to have included in the Proxy Statement for the 2013 Annual Meeting must be received by the Company at its principal executive offices is December 10, 2012, or if the date of the 2013 Annual Meeting is changed by more than 30 days from May 11, then a date that is a reasonable time before the Company begins to print and mail its proxy materials. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. The SEC has adopted rules that allow a company to deliver a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials to an address shared by two or more of its stockholders. This method of delivery, known as "householding," permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

ANNEX A

ICU MEDICAL, INC.

AMENDED 2011 STOCK INCENTIVE PLAN

1.Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company's business.

2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)“Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)“Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f)“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)“Board” means the Board of Directors of the Company.

(h)“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

(i)“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that

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directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii)a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j)“Code” means the Internal Revenue Code of 1986, as amended.

(k)“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l)“Common Stock” means the common stock of the Company.

(m)“Company” means ICU Medical, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n)“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o)“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee's Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q)“Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

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(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)the complete liquidation or dissolution of the Company;

(iv)any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r)“Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s)“Director” means a member of the Board or the board of directors of any Related Entity.

(t)“Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u)“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(v)“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted on an automated quotation system

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(including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(y)“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa)“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(ab)“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ac)“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(ad)“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ae)“Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(af)“Plan” means this 2011 Stock Incentive Plan.

(ag)“Related Entity” means any Parent or Subsidiary of the Company.

(ah)“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ai)“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(aj)“Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(ak)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(al)“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(am)“Share” means a share of the Common Stock.

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(an)“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.Stock Subject to the Plan.
(a)Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of 1,400,000 Shares, plus 248,700, the number of Shares that remained available for grants under the Company's 2003 Stock Option Plan (the “2003 SOP”) as of May 13, 2011, the expiration date of the 2003 SOP. In addition, any Shares that after that date would otherwise return to the 2003 SOP as a result of the forfeiture, termination or expiration of awards previously granted under the 2003 SOP or any other Company equity plan with regards to which Shares would otherwise return to the 2003 SOP as a result of the forfeiture, termination or expiration of awards granted under such Company equity plan (ignoring for this purpose the expiration of the 2003 SOP or such other Company equity plan) shall become available under the Plan. The maximum aggregate number of Shares which may be issued pursuant to all Awards of Incentive Stock Options is 800,000 Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth herein as 2.09 Shares for every one (1) Share issued in connection with such Award (and shall be counted as 2.09 Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

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4.Administration of the Plan.

(a)Plan Administrator.

(i)Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)to determine whether and to what extent Awards are granted hereunder;

(iii)to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions of any Award granted hereunder;

(vi)to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock or other Award or for cash shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as

6

applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii)to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix)to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(x)The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company's expense to defend the same.

5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.Terms and Conditions of Awards.

(a)Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during

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any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) change in share price; (ii) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders' equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) days' sales outstanding; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (xiii) revenue; (xiv) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (xv) earnings before interest, taxes and depreciation; (xvi) economic value created or added; (xvii) market share; (xviii) sales or net sales; (xix) sales or net sales of particular products; (xx) gross profits; (xxi) net income; (xxii) inventory turns; (xxiii) revenue per employee; and (xxiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee's rights with respect to an Award intended to be performance-based compensation.

(d)Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

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(g)Individual Limitations on Awards.

(i)Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be five hundred thousand (500,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be two hundred fifty thousand (250,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below.

(h)Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(i)Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j)Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of any Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(k)Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee's Award in the event of the Grantee's death on a beneficiary designation form provided by the Administrator.

(l)Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

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7.Award Exercise or Purchase Price, Consideration and Taxes.

(a)Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i)In the case of an Incentive Stock Option:

(A)granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)In the case of other Awards, such price as is determined by the Administrator.

(vi)Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)cash;

(ii)check;

(iii)surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is

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the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)any combination of the foregoing methods of payment.
The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.
(c)Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8.Exercise of Award.

(a)Procedure for Exercise; Rights as a Stockholder.

(i)Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)Exercise of Award Following Termination of Continuous Service.

(i)An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

(ii)Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.Conditions Upon Issuance of Shares.

(a)If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

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(b)As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.Corporate Transactions and Changes in Control.

(a)Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)Acceleration of Award Upon Corporate Transaction or Change in Control.
(i)Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee's Continuous Service has not terminated prior to such date.

(ii)Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such Award, provided that the Grantee's Continuous Service has not terminated prior to such date.

(c)Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

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12.Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.Amendment, Suspension or Termination of the Plan.
(a)The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.Reservation of Shares.

(a)The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee's Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee's Continuous Service has been terminated for Cause for the purposes of this Plan.

16.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18.Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any

13

Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee's creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

20.Nonexclusivity of The Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

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icumedical
human connections

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Jack W. Brown 02 Richard H. Sherman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 To ratify selection of Deloitte & Touche LLP as auditors for the company.	☐	☐	☐
3 To approve named executive officer compensation.	☐	☐	☐
4 To approve amendments to the ICU Medical, Inc. 2011 Stock Incentive Plan.	☐	☐	☐

NOTE: To act on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000135273_1 R1.0.0.11699

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ICU Medical, Inc.
Annual Meeting of Stockholders
May 11, 2012 9:00 AM Pacific Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ICU MEDICAL, INC.
Annual Meeting of Shareholders
May 11, 2012 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints George A. Lopez, M.D. and Scott E. Lamb, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ICU Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 11, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL FOR 3 AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000136278_2 R1.0.0.11699

Continued and to be signed on reverse side

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